                                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in millions)
                              ___________________

                                          Years Ended December 31,
                              -----------------------------------------------
                               1993      1992      1991      1990      1989
                              -------   -------   -------   -------   -------
Earnings before
   income taxes and
   cumulative effect
   of accounting change       $ 6,196   $ 8,608   $ 6,971   $ 6,311   $ 5,058

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                    (164)     (107)      (95)      (90)      (62)
Dividends from less than
   50% owned affiliates           151       125        72        71        34
Fixed charges                   1,716     1,736     1,899     1,941     1,971
Interest capitalized, net
   of amortization                (13)       (3)      (11)        -        (8)
                              -------   -------   -------   -------   -------
Earnings available for
   fixed charges              $ 7,886   $10,359   $ 8,836   $ 8,233   $ 6,993
                              =======   =======   =======   =======   =======

Fixed charges:
Interest incurred:
   Consumer products          $ 1,502   $ 1,525   $ 1,711   $ 1,754   $ 1,810
   Financial services and
     real estate                   87        95        83        93        91
                              -------   -------   -------   -------   -------

                                1,589     1,620     1,794     1,847     1,901
Portion of rent expense
   deemed to represent
   interest factor                127       116       105        94        70
                              -------   -------   -------   -------   -------

Fixed charges                 $ 1,716   $ 1,736   $ 1,899   $ 1,941   $ 1,971
                              =======   =======   =======   =======   =======
Ratio of earnings to
   fixed charges                  4.6       6.0       4.7       4.2       3.5
                              =======   =======   =======   =======   =======

                                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
         Computation of Ratios of Earnings to Fixed Charges (Continued)
                             (dollars in millions)
                              ___________________

                                                 Nine Months Ended   Three Months Ended
                                                 September 30, 1994   September 30, 1994
                                                 ------------------  -------------------
Earnings before income taxes                         $6,340                $2,147

Add (Deduct):
Equity in net earnings of less than 50% owned
   affiliates                                          (148)                  (26)
Dividends from less than 50% owned
   affiliates                                           153                    18
Fixed charges                                         1,143                   378
Interest amortization, net of capitalization              6                     -
                                                     ------                ------
Earnings available for fixed charges                 $7,494                $2,517
                                                     ======                ======

Fixed charges:
Interest incurred:
   Consumer products                                 $  989                $  328
   Financial services and real estate                    59                    19
                                                     ------                ------
                                                      1,048                   347

Portion of rent expense deemed to represent
   interest factor                                       95                    31
                                                     ------                ------
Fixed charges                                        $1,143                $  378
                                                     ======                ======

Ratio of earnings to fixed charges                      6.6                   6.7
                                                     ======                ======